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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 24, 2006



FRANKLIN, TENNESSEE, JANUARY 24, 2006 - CLARCOR INC. (NYSE: CLC) announced today that James W. Bradford, Jr., has been elected to its Board of Directors. Mr. Bradford will fill a vacancy on the Board.

Mr. Bradford, age 58, is the Dean of the Owen Graduate School of Management at Vanderbilt University. He previously served as Associate Dean at Owen and earlier as the President and Chief Executive Officer at United Glass Corporation and at AFG Industries, Inc. Mr. Bradford is also a director of Genesco, Inc., Nashville, Tennessee, and Granite Construction, Incorporated, Watsonville, California.

"Jim Bradford provides a unique combination of business and academic expertise and experience that we believe will be invaluable to CLARCOR," said Norman Johnson, CLARCOR's Chairman and Chief Executive Officer. "We are pleased that he has joined CLARCOR's Board of Directors."

The Company also announced that Mr. Richard M. Wolfson was elected by the Board as its Vice President, General Counsel and Corporate Secretary. Mr. Wolfson replaces Mr. David J. Boyd who is retiring. Prior to joining the Company, Mr. Wolfson was a principal in the InterAmerican Group, a strategic advisory and private equity firm. Before that, he was a partner in the Chicago office of Baker & McKenzie.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.